EXHIBIT 10.40

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by and between QRS Corporation, its officers, directors, employees, representatives, agents, attorneys, investors, shareholders, administrators, affiliates, predecessor and successor corporations and assigns (the “Company”), and Mark Self, his heirs, executors, representatives and assigns (“Employee”).

WHEREAS, Employee has been employed by the Company;

WHEREAS, the Employee’s employment with the Company terminated on the date set forth herein;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the “Parties”) hereby agree as follows:

1. Termination. The Company and Employee acknowledge and agree that Employee’s separation from the Company was effective July 31, 2002 (the “Termination Date”). The Company may immediately terminate this Agreement without any further liability to Employee if Employee: (1) materially breaches any obligation under any confidential or proprietary information agreements with the Company or violates his fiduciary duties as a former officer of the Company, (2) fails to follow in a material respect any reasonable policies established on an employee-wide basis by the Company, (3) engages in willful misconduct having a material detrimental effect on the Company, or (4) engages in unauthorized activity creating a material conflict of interest between Employee and the Company after notice and a reasonable opportunity to refrain from that conduct.

2. Consideration. In consideration for the mutual release of claims set forth below and other obligations under this Agreement, the Company and Employee agree as follows:

(a)	To Severance Pay in the amount of $330,000, less applicable withholdings, delivered on or before January 6, 2003 to Employee’s counsel Kenneth A. Hecht, Jr., Esq., Robbins Palmer Allen LLP, 1901 Harrison Street, Suite 1550, Oakland, CA 94612.

(b)	As Employee elects COBRA coverage for medical, dental and/or vision insurance for himself (and, to the extent he covered his spouse or any dependents under his medical, dental and/or vision plans as of the Termination Date, for his spouse and/or such dependents), the Company will pay for the first twelve (12) months of COBRA coverage, through July 31, 2003. However, if he becomes employed full-time prior to the end of such period, the Company shall have no obligation to pay such premiums.

3. Stock Option. Employee acknowledges and agrees that any unvested stock options and/or restricted stock presently issued and outstanding ceased to vest on

Termination Date. Employee agrees that he shall have no further rights to any shares which remained unvested as of Termination Date.

4. No Other Payments Due. Employee acknowledges and agrees that he has received all salary, accrued vacation, bonuses, or other such sums due to Employee other than amounts to be paid and benefits provided pursuant to Section 2 of this Agreement. In light of the payment by the Company of all wages due, or to become due to the Employee, the Parties further acknowledge and agree that California Labor Code section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

No employer shall require the execution of any release claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

5. Mutual Release of Claims. In consideration for the obligations of both parties under this Agreement, each party hereby fully and forever releases the other party from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that the party may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a)	any and all claims relating to or arising from Employee’s employment relationship with the Company and termination of that relationship;

(b)	any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company;

(c)	any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(d)	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, and the California Fair Employment and Housing Act;

(e)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(f)	any and all claims for attorney’s fees and costs;

(g)	any and all claims of material breach of any obligation under any confidential or proprietary information agreements between the Company and Employee;

(h)	any failure to follow in a material respect any reasonable policies established on an employee-wide basis by the Company; or

(i)	unauthorized activity creating a material conflict of interest between Employee and the Company.

The parties agree that the release set forth in this section shall be and will remain in effect in all respects as a complete and general release as to the matters released, except that this release does not extend to any obligations incurred under this Agreement or to the expense report Employee submitted to the Company December 17, 2002 in the amount of $1,557.12, nor does it abrogate any rights of Employee pursuant to California Labor Code section 2802 or release Employee of any fiduciary obligations, other than those stated above, as a former officer of the Company.

6. Waiver of Unknown or Future Claims. Employee and Company each represent that they are not aware of any claim other than the claims that are released by this Agreement. Employee and Company each acknowledge that they are familiar with the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH DEBTOR.

Except as stated above, Employee and Company, being aware of such code section, agrees to waive any rights either party may have thereunder, as well as under any other statute or common law principles of similar effect.

7. Agreement to Cooperate. Employee agrees to cooperate fully with the Company in matters arising out of Employee’s employment with the Company, and Employee will participate in and/or attend any and all investigations, depositions or other proceedings(s), including trial, related to such matters, as reasonably necessary and at the Company’s reasonable expense.

8. Nondisclosure of Confidential and Proprietary Information. Employee agrees that he shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the agreement regarding confidential and proprietary information and ownership of inventions (the “Confidentiality Agreement”) between the Company and the Employee (a copy of which was provided in Employee’s exit packet). Employee agrees that at all times hereafter, in accordance with the terms of Confidentiality Agreement and applicable state and federal law, Employee shall not divulge, furnish or make available to any party any confidential information, trade secrets, patents, patent applications, price decisions or determination, invention, customers, proprietary information or other intellectual property rights of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee. Employee further agrees that for a 12-month period commencing of the Termination Date, he will not solicit, recruit, or induce any employee of QRS Corporation to terminate or alter his employment or consulting relationship with the Company. Employee further acknowledges and agrees that he has returned or will have returned all the Company’s property and confidential and proprietary information in his possession to the Company as of the Termination Date.

9. Breach of this Agreement. Employee acknowledges that breach of the confidential and proprietary information provision contained in Section 8 of this Agreement would cause the Company to sustain irreparable harm from such breach, and, therefore, Employee agrees that in addition to any other remedies which the Company may have for any breach of this Agreement or otherwise, including termination of the Company’s obligations to provide Severance pay and benefits to employee as described in section 2 of this Agreement, the Company shall be entitled to obtain equitable relief including specific performance and injunctions restraining Employee from committing or continuing any such violation of this Agreement.

10. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

11. No Representation. Each party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

12. Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full fore and effect without said provision.

14. Arbitration. The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in California before the American Arbitration Associate under its National Employment Dispute Resolution Rules, or by a private judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing party in any such proceeding shall be awarded reasonable attorneys’ fees and costs. The parties hereby waive and acknowledge that they are waiving any rights they may have to trial by jury in regard to claims arising out of this Agreement or the enforcement of this Agreement.

15. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company other than the Confidentiality Agreement described above in Section 8.

16. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Company.

17. Governing Law. This Agreement shall be governed by the laws of the State of California without reference to its conflict of laws provisions.

18. Effective Date. This Agreement shall be effective on the eighth day after it has been signed by the Employee if the Employee has not revoked the Agreement as provided in section 21 below.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Assignment. This Agreement may not be assigned by Employee or the Company without prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without consent of the Employee.

21. Acknowledgement of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and its amendments, including the Older Worker Benefits Protection Act (“ADEA”), and that this waiver and release is knowing and voluntary. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has up to twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement to revoke the Agreement (the “Revocation Period”); and (d) this Agreement shall not be effective until the Revocation Period has expired. Notice of revocation shall be made in writing by delivery to the Chief Executive Officer of the Company within the seven-day period provided for herein.

22. Voluntary Execution of Agreement. Employee agrees that he is executing this Agreement voluntarily and without any duress or undue influence, with the full intent of releasing all claims. Employee acknowledges that:

(a)	He has read this Agreement;

(b)	He has consulted with legal counsel of his own choice regarding this Agreement;

(c)	He has had more than twenty-one (21) days to consider this Agreement;

(d)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(e)	He is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

QRS CORPORATION

By:	/s/ FRED RUFFIN	By:	/s/ MARK SELF
	Fred Ruffin Senior Vice President, Human Resources		Mark Self

Dated:	12/31/02	Dated:	12-23-02